Exhibit 10.74
CONFIDENTIAL-SPECIAL HANDLING
October 4, 2007
To: David Drinkwater
From Mike Zafirovski
Subject: Special Bonus
Dear David:
In recognition of your appointment as Chief Financial Officer for the period from May 1, 2007 through November 11, 2007, I am pleased to inform you that the Compensation and Human Resources Committee has approved a special bonus of CDN$100,000 for you.
This bonus will be paid to you in the first quarter of 2008 at the same time as the bonus payment under Nortel Networks Limited Annual Incentive Plan (AIP Plan). If no 2007 bonus payment is made under the AIP Plan, this bonus will be paid on or before March 28, 2008.
I want to personally thank you for your continued leadership to both the Finance and Legal organizations.

Sincerely,
/s/ Mike Zafirovski
Mike Zafirovski
President and Chief Executive Officer

Mike Zafirovski
President and Chief Executive Officer
Nortel
195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1101 mikez@nortel.com